EXHIBIT 4.3
TERM B NOTE


THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION.


                        CONSUMER PORTFOLIO SERVICES, INC.

                           SECOND AMENDED AND RESTATED
                    SECURED SENIOR NOTE DUE NOVEMBER 30, 2003


$26,000,000.00                                                Irvine, California
                                   As Amended and Restated as of March 15, 2000,
                         and as Further Amended and Restated as of March 8, 2002

         FOR VALUE RECEIVED, CONSUMER PORTFOLIO SERVICES, INC., a California corporation (the "COMPANY"), hereby promises to pay to the order of LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership ("LLCP" or the "PURCHASER"), and/or any registered assigns (including LLCP, the "HOLDER"), the sum of TWENTY-SIX MILLION DOLLARS ($26,000,000.00) in immediately available funds and in lawful money of the United States of America, all as provided below.

         This Second Amended and Restated Secured Senior Note Due November 30, 2003 (this "NOTE"), which amends and restates the Amended and Restated Secured Senior Note Due 2003 as amended and restated as of March 15, 2000, in the principal amount of $30,000,000 (the "FIRST AMENDED TERM B NOTE"), is being issued by the Company in connection with the transactions contemplated by that certain Second Amended and Restated Securities Purchase Agreement dated as of March 8, 2002 (the "SECURITIES PURCHASE AGREEMENT"), by and between the Company and the Purchaser. This Note is the "Term B Note" referred to in, and the Holder is entitled to the rights and benefits of the Purchaser under, the Securities Purchase Agreement, including the right to accelerate the outstanding principal balance of, premium, if any, accrued and unpaid interest on and all other amounts owing under this Note upon the occurrence of an Event of Default.

         The Indebtedness evidenced by this Note, including principal of, premium, if any, interest on, and all other amounts owing under this Note, shall constitute Senior Indebtedness of the Company and shall rank PARI passu with all Indebtedness evidenced by the Bridge Note and the Term C Note. Without limiting the generality of the foregoing, payment of all principal of, and accrued and unpaid interest on, this Note shall be senior in right of payment and rights upon liquidation to all existing and future Indebtedness of the Company (other than Indebtedness under the Bridge Note and the Term C Note as provided above).

                                 (Term B Note)
                                 -------------

         1. DEFINITIONS. Unless otherwise indicated, all capitalized terms used in this Note shall have the respective meanings ascribed to them in the Securities Purchase Agreement. The rules of interpretation and construction specified in Sections 1.2 through 1.6 of the Securities Purchase Agreement shall likewise govern the interpretation and construction of this Note.

         2. PAYMENT OF INTEREST; DEFAULT RATE.

                  (a) Subject to SECTION 2(B), the Company shall pay interest in cash on the unpaid principal balance of this Note until fully paid at a rate per annum equal to fourteen and one-half percent (14.50%). Interest on this Note shall be payable monthly in arrears on the fifteenth day of each calendar month (or portion thereof), commencing on March 15, 2002 (each an "INTEREST PAYMENT DATE"). The last Interest Payment Date shall be on the Maturity Date (as defined below). Interest shall be computed on the basis of the actual number of days elapsed over a 360-day year, including the first day and excluding the last day.

                  (b) In addition, if any Event of Default shall occur and be continuing, then, in addition to the rights and remedies available to the Holder under the Securities Purchase Agreement, this Note, the other Notes, the other Related Agreements and Applicable Laws, the Company shall pay interest in cash on the unpaid principal balance of, premium, if any, and accrued and unpaid interest on this Note at a rate per annum equal to sixteen and one-half percent (16.50%) (the "DEFAULT RATE") from the date upon which such Event of Default is deemed to have first occurred (as provided in Section 10.1 of the Securities Purchase Agreement) until such time as such Event of Default shall have been cured or waived.

         3. PAYMENT OF PRINCIPAL; MATURITY DATE. The Company shall pay in full the entire outstanding principal balance of this Note, together with all premium, if any, accrued and unpaid interest on, and all other amounts owing under this Note, on November 30, 2003 (the "MATURITY DATE").

         4. OPTIONAL PREPAYMENTS.

                  (a) The Company may voluntarily prepay the principal balance of this Note, in whole or in part, as follows:

                           (i) at 101.5% of the principal amount being prepaid
                  at any time on or prior to October 31, 2002; and

                           (ii) at 100.0% of the principal amount being prepaid
                  at any time on or after November 1, 2002.

Each percentage set forth above is referred to herein as a "PREPAYMENT PERCENTAGE" applicable to any prepayment. Any prepayment of this Note made under this SECTION 4 shall also include premium, if any, and all accrued and unpaid interest on the then outstanding principal balance of this Note through and including the date of prepayment.


                                 (Term B Note)
                                 -------------

(b) The Company shall give the Holder written notice of each voluntary prepayment not less than thirty (30) nor more than ninety (90) days prior to the date of prepayment. Such notice shall specify the principal amount of this Note to be prepaid on such date and shall be irrevocable. Notice of prepayment having been given as aforesaid, a payment in an amount equal to (i) the Prepayment Percentage applicable to such prepayment, if any, multiplied by (ii) the principal amount of this Note specified in such prepayment notice shall become due and payable on such prepayment date, together with all accrued and unpaid interest on the outstanding principal balance of this Note through and including the date of prepayment.

         5. MANDATORY PREPAYMENTS. In addition to the mandatory prepayments required to be made by the Company pursuant to SECTION 6, the Company shall make mandatory prepayments with respect to this Note as follows:

                  (a) ASSET SALE PREPAYMENTS. If at any time the Company intends to consummate any Asset Sale, it shall, within ten (10) Business Days prior to the proposed date of consummation, notify the Holder in writing of the proposed Asset Sale (including the subject matter and the material terms thereof and the proposed date of consummation). Promptly following the Holder's receipt of such written notice, the Holder will furnish to the Company a written notice directing the Company either (i) to apply all Net Available Cash derived from such Asset Sale to prepay outstanding Indebtedness under this Note, the Bridge Note or the Term C Note or (ii) hold such Net Available Cash in a separate interest-bearing account pending further directions from the Holder. If the Holder directs the Company to prepay such Indebtedness pursuant to clause (i) above, the Company shall make such prepayment within three (3) Business Days following the date of consummation of such Asset Sale. Any Net Available Cash held in a separate interest-bearing account pursuant to clause (ii) above shall not be deemed to have been applied as a prepayment to any Indebtedness under this Note unless and until paid to the Holder pursuant to specific directions furnished by the Holder to the Company. This SECTION 5(A) shall not apply to (A) any sale by the Company of the Capital Stock of CPSL, LINC or Samco; (B) any sale or other disposition of the Company's equity interest in NAB; or (C) sales of any tangible personal property of the Company that do not exceed $50,000 in the aggregate in any fiscal year of the Company; PROVIDED, HOWEVER, that in each of clauses (A), (B) and (C), the Company reinvests the proceeds of such sales in the operations of its business.

                  (b) EXCESS CASH PREPAYMENTS. For the six (6) month period ending on each of February 28 and August 31 of each fiscal year of the Company, commencing with the six (6) month period ending February 28, 2002, the Company shall prepay the outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, in an amount equal to twenty-five percent (25.0%) of the Excess Cash for such six (6) month period. Such mandatory prepayment shall be due and payable to the Holder not later than thirty (30) days following the end of each six (6) month period, as applicable (the first payment of which shall be due and payable no later than March 30, 2002). Concurrently with the making of such payment, the Company shall deliver to the Holder an officer's certificate, signed by the Chief Financial Officer of the Company, which shows in reasonable detail the calculation of such Excess Cash.

                                 (Term B Note)
                                 -------------

                  (c) MANDATORY PREPAYMENT FROM PROCEEDS OF KEY-MAN LIFE INSURANCE. The Company shall apply the proceeds received, within one (1) Business Day after the receipt thereof, from any key-man life insurance policy maintained as required by Section 7.6 of the Securities Purchase Agreement to the prepayment of all amounts owing under this Note. Subject to the last paragraph of this SECTION 5, any proceeds remaining after such mandatory payment shall be the property of the Company.

                  The mandatory prepayments provided for in this SECTION 5 shall be paid at 100.0% of the principal amount required to be prepaid, PLUS premium, if any, and accrued and unpaid interest, all as provided for above. In the event that mandatory prepayments are required to be made under this Note, the Bridge Note or the Term C Note, such prepayments shall be applied as follows: FIRST, to the payment of all accrued and unpaid interest on the Bridge Note through and including the date of such payment; SECOND, to the prepayment of, in inverse order of maturity, the unpaid principal balance of Bridge Note; THIRD, to all other amounts owing under Bridge Note; FOURTH, to the payment of all accrued and unpaid interest on this Note; FIFTH, to the prepayment of, in inverse order of maturity, the unpaid principal balance of this Note; SIXTH, to all other amounts owing under this Note; SEVENTH, to the payment of all accrued and unpaid interest on the Term C Note through and including the date of such payment; EIGHTH, to the prepayment of, in inverse order of maturity, the unpaid principal balance of the Term C Note; and NINTH, to all other amounts owing under the Term C Note.

         6. CHANGE IN CONTROL PREPAYMENT. The Holder may require the Company to prepay the outstanding principal balance of, premium, if any, accrued and unpaid interest on and all other amounts owing under this Note, in whole or in part as requested by the Holder, at any time during the ninety (90)-day period following the consummation of any transaction which constitutes a Change in Control (as such term is defined below), at the prepayment amounts set forth below. For the purposes of this Note, a "CHANGE IN CONTROL" shall mean:

                  (a) Any transaction or other event (including any merger, consolidation, sale or other transfer of stock or voting rights with respect thereto, issuance of stock, death or other transaction or event) by virtue of which Charles E. Bradley, Jr. fails to own, directly or indirectly through one or more of his Affiliates, at least 1,800,000 shares of Common Stock (as adjusted from time to time as provided below, the "BASE BRADLEY SHARES"), after giving effect to any shares of Common Stock that may be acquired upon exercise of any Option Rights owned or held by Mr. Bradley as of November 17, 1998, but without giving effect to any stock splits or similar events occurring after November 17, 1998; PROVIDED, HOWEVER, that (i) the Base Bradley Shares shall increase by the number of shares of Common Stock acquired by Mr. Bradley (whether by purchase, exercise of Option Rights granted after November 17, 1998, bequest, inheritance, gift or otherwise) at any time after November 17, 1998,
(ii) shares of Common Stock owned by Charles E. Bradley, Sr. shall not be deemed to be owned by Mr. Bradley for purposes of this clause (a) (other than shares of Common Stock owned by Charles E. Bradley, Sr. which are subject to certain Option Rights in favor of Mr. Bradley), (iii) the Base Bradley Shares shall be reduced by the number of shares of Common Stock held by Stanwich which constitute Base Bradley Shares that are sold or pledged by Stanwich after November 17, 1998, PROVIDED that Mr. Bradley does not, directly or indirectly, solicit, initiate, engage in or encourage in any manner whatsoever any discussions, or participate in any other activities, relating to such sale or

                                 (Term B Note)
                                 -------------
pledge, (iv) the Base Bradley Shares shall be reduced by shares of Common Stock included therein that are subject to Option Rights which expire at any time after November 17, 1998, and (v) the Base Bradley Shares shall not be affected by (x) any shares of Common Stock purchased by Mr. Bradley on the open market after November 17, 1998 or (y) any shares of Common Stock purchased by Mr. Bradley on the open market after November 17, 1998 and thereafter sold by Mr. Bradley on the open market; or

                  (b) (i) The termination (whether voluntary or involuntary) of the employment of Charles E. Bradley, Jr. as the President and Chief Executive Officer of the Company with significant daily senior management responsibilities; or (ii) the termination (whether voluntary or involuntary) of the employment of David Kenneally as the Chief Financial Officer of the Company with significant daily senior management responsibilities, PROVIDED that no Change in Control shall be deemed to occur under this clause (b)(ii) if, within ninety (90) days after the termination of the employment of Mr. Kenneally, the Board of Directors of the Company shall have appointed a new Chief Financial Officer of the Company who is acceptable to the Purchaser; or

                  (c) Any sale, lease, transfer, assignment or other disposition of all or substantially all of the assets of the Company (excluding Automobile Contracts sold in connection with any Securitization Transaction or "whole loan" sale in the ordinary course of the Company's business) or any of its Subsidiaries.

                  In the case of a Change in Control in respect of clauses (a) or (b) above, the Company shall prepay an amount equal to 101.0% of the principal amount being prepaid, plus accrued and unpaid interest through and including the date of prepayment, and in the case of a Change in Control in respect of clause (c) above, the Company shall prepay an amount equal to 100.0% of the principal amount being prepaid, plus accrued and unpaid interest through and including the date of prepayment. The Company shall notify the Holder of the date on which a Change in Control has occurred within one (1) Business Day after such date and shall, in such notification, inform the Holder of the Holder's right to require the Company to prepay this Note as provided in this SECTION 6 and of the date on which such right shall terminate. If the Holder elects to require the Company to prepay this Note pursuant to this SECTION 6, it shall furnish written notice to the Company advising the Company of such election and the amount of principal of this Note to be prepaid. The Company shall prepay this Note in accordance with this SECTION 6 and such written notice within one
(1) Business Day after its receipt of such written notice.

         7. COLLATERAL. This Note also is secured by the Collateral referred to in the Collateral Documents and is guaranteed by the Subsidiary Guarantors under the Guaranty.

         8. MANNER OF PAYMENT. Payments of principal, interest and other amounts due under this Note shall be made no later than 12:00 p.m. (noon) (Los Angeles time) on the date when due and in lawful money of the United States of America (by wire transfer in funds immediately available at the place of payment) to such account as the Holder may designate in writing to the Company and, if to LLCP, to: Bank of America, Century City, Private Banking, 2049 Century Park East, Los Angeles, California 90067; ABA No. 121000358; Account No. 11546-03239;
Attention: Cheryl Stewart (or such other place of payment that LLCP may designate in writing to the Company). Any payments received after 12:00 p.m.
(noon) (Los Angeles time) shall be deemed to have been received on the next succeeding Business Day. Any payments due hereunder which are due on a day which

                                 (Term B Note)
                                 -------------
is not a Business Day shall be payable on the first succeeding Business Day and such extension of time shall be included in the computation.

         9. MAXIMUM LAWFUL RATE OF INTEREST. The rate of interest payable under this Note shall in no event exceed the maximum rate permissible under applicable law. If the rate of interest payable on this Note is ever reduced as a result of this SECTION 9 and at any time thereafter the maximum rate permitted under applicable law exceeds the rate of interest provided for in this Note, then the rate provided for in this Note shall be increased to the maximum rate provided for under applicable law for such period as is required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the first sentence of this SECTION 9.

         10. COMPANY'S WAIVERS. The Company hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor hereof, and all other notices of any kind to which it may be entitled under applicable law or otherwise.

         11. REGISTRATION OF NOTE. The Company shall maintain at its principal executive office a register in which it shall register this Note, any Assignments of this Note or any other notes issued hereunder and any other notes issued upon surrender hereof and thereof. At the option of the Holder, this Note may be exchanged for one or more new notes of like tenor in the principal denominations requested by the Holder, and the Company shall, within three (3) Business Days after the surrender of this Note at the Company's principal executive offices, deliver to the Holder such new note or notes. In addition, each Assignment of this Note, in whole or in part, shall be registered on the register immediately following the surrender of this Note at the Company's principal executive offices.

         12. PERSONS DEEMED OWNERS; PARTICIPATIONS. Prior to due presentment for registration of any Assignment, the Company may treat the Person in whose name any Note is registered as the owner and Holder of such Note for all purposes whatsoever, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the Holder may grant to any other Person participations from time to time in all or any part of this Note on such terms and conditions as may be determined by the Holder in its sole and absolute discretion, subject to applicable federal and state securities laws. Notwithstanding anything to the contrary contained herein or otherwise, nothing in the Securities Purchase Agreement, this Note or any other Related Agreement or otherwise shall confer upon the participant any rights in the Securities Purchase Agreement or any Related Agreement, and the Holder shall retain all rights with respect to the administration, waiver, amendment, collection and enforcement of, compliance with and consent to the terms and provisions of the Securities Purchase Agreement, this Note or any other Related Agreement.

                  In addition, the Holder may, without the consent of the participant, give or withhold its consent or agreement to any amendments to or modifications of the Securities Purchase Agreement, this Note or any other Related Agreement, waive any of the provisions hereof or thereof or exercise or refrain from exercising any other rights or remedies which the Holder may have under the Securities Purchase Agreement, this Note or any other Related Agreement or otherwise. Notwithstanding the foregoing, the Holder will not agree

                                 (Term B Note)
                                 -------------
with the Company, without the prior written consent of the participant (which consent shall be given or affirmatively withheld not later than three (3) Business Days after the Holder's written request therefor): (a) to reduce the principal of or rate of interest on this Note or (b) to postpone the date fixed for payment of principal of or interest on the Indebtedness evidenced by this Note. If the participant does not timely reply to the Holder's request for such consent, the participant shall be deemed to have consented to such agreement and the Holder may take such action in such manner as the Holder determines in the exercise of its independent business judgment.

         13. ASSIGNMENT AND TRANSFER. Subject to Applicable Law, the Holder may, at any time and from time to time and without the consent of the Company, assign or transfer to one or more Persons all or any portion of this Note or any portion thereof (but not less than $500,000 in principal amount in any single assignment (unless such lesser amount represents the entire outstanding principal balance hereof)). Upon surrender of this Note at the Company's principal executive office for registration of any such assignment or transfer, accompanied by a duly executed instrument of transfer, the Company shall, at its expense and within three (3) Business Days of such surrender, execute and deliver one or more new notes of like tenor in the requested principal denominations and in the name of the assignee or assignees and bearing the legend set forth on the face of this Note, and this Note shall promptly be canceled. If the entire outstanding principal balance of this Note is not being assigned, the Company shall issue to the Holder hereof, within three (3) Business Days of the date of surrender hereof, a new note which evidences the portion of such outstanding principal balance not being assigned. If this Note is divided into one or more Notes and is held at any time by more than one Holder, any payments of principal of, premium, if any, and interest or other amounts on this Note which are not sufficient to pay all interest or other amounts due thereunder, shall be made pro rata with respect to all such Notes in accordance with the outstanding principal amounts thereof, respectively.

         14. LOSS, THEFT, DESTRUCTION OR MUTILATION OF THIS NOTE. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity agreement or other indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such mutilated Note, the Company shall make and deliver within three (3) Business Days a new note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

         15. COSTS OF COLLECTION. The Company agrees to pay all costs and expenses, including the fees and expenses of any attorneys, accountants and other experts retained by the Holder, which are expended or incurred by the Holder in connection with (a) the administration and enforcement of this Note or the collection of any sums due hereunder, whether or not suit is commenced; (b) any actions for declaratory relief in any way related to this Note; (c) the protection or preservation of any rights of the Holder under this Note; (d) any actions taken by the Holder in negotiating any amendment, waiver, consent or release of or under this Note; (e) any actions taken in reviewing the Company's or any of its Subsidiaries' financial affairs if an Event of Default has occurred or the Holder has determined in good faith that an Event of Default may likely occur, including the following actions: (i) inspect the facilities of the Company and any of its Subsidiaries or conduct audits or appraisals of the financial condition of the Company and any of its Subsidiaries; (ii) have an

                                 (Term B Note)
                                 -------------
accounting firm chosen by the Holder review the books and records of the Company and any of its Subsidiaries and perform a thorough and complete examination thereof; (iii) interview the Company's and each of its Subsidiaries' employees, accountants, customers and any other individuals related to the Company or its Subsidiaries which the Holder believes may have relevant information concerning the financial condition of the Company and any of its Subsidiaries; and (iv) undertake any other action which the Holder believes is necessary to assess accurately the financial condition and prospects of the Company and any of its Subsidiaries; (f) the Holder's participation in any refinancing, restructuring, bankruptcy or insolvency proceeding involving the Company, any of its Subsidiaries or any other Affiliate of the Company; (g) verifying, maintaining, or perfecting any security interest or other Lien granted to the Holder in any collateral; (h) any effort by the Holder to protect, assemble, complete, collect, sell, liquidate or otherwise dispose of any collateral, including in connection with any case under Bankruptcy Law; or (i) any refinancing or restructuring of this Note, including any restructuring in the nature of a "work out" or in any insolvency or bankruptcy proceeding.

         16. EXTENSION OF TIME. The Holder, at its option, may extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgences without affecting or diminishing the Holder's right to recourse against the Company, which right is expressly reserved.

         17. NOTATIONS. Before disposing of this Note or any portion thereof, the Holder may make a notation thereon (or on a schedule attached thereto) of the amount of all principal payments previously made by the Company with respect thereto.

         18. GOVERNING LAW. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

         19. AMENDMENT AND RESTATEMENT. Effective on and as of the Closing Date, this Note shall supersede the First Amended Term B Note insofar as the two are inconsistent. However, the execution and delivery of this Note shall not excuse, or constitute a waiver of, any Defaults or Events of Default under the First Amended Term B Note, it being understood that this Note is not a termination of the First Amended Term B Note, but is a modification (and, as modified, a continuation) of the First Amended Term B Note. The Company acknowledges and agrees that the First Amended Term B Note, as amended and restated hereby, remains in full force and effect and is affirmed in all respects.

         20. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE HOLDER HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COUNSEL, WAIVES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE, THE SECURITIES PURCHASE AGREEMENT, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING.



                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

                                 (Term B Note)
                                 -------------

         IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized representatives on the date first above written.

                               CONSUMER PORTFOLIO SERVICES, INC., a
                               California corporation



                           By: /s/ Charles E. Bradley, Jr.
                               -------------------------------------------------
                               Charles E. Bradley, Jr.
                               President and Chief Executive Officer



                           By: /s/ David Kenneally
                               -------------------------------------------------
                               David Kenneally
                               Senior Vice President and Chief Financial Officer



AGREED TO AND ACCEPTED:
----------------------

LEVINE LEICHTMAN CAPITAL PARTNERS, INC., a California corporation

      On behalf of LEVINE LEICHTMAN CAPITAL PARTNERS II,
      L.P., a California limited partnership



      By:  /s/ Arthur E. Levine
           ------------------------------------------
           Arthur E. Levine
           President



                                 (Term B Note)
                                 -------------
                                      -9-